UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 21, 2011 (January 14, 2011)

EV Energy Partners, L.P.
(Exact name of registrant as specified in charter)

Delaware (State of Incorporation)	001-33024 (Commission File No.)	20-4745690 (I.R.S. Employer Identification No.)

1001 Fannin, Suite 800, Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)

Registrant’s telephone number, including area code: (713) 651-1144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2011, EnerVest, Ltd. (“EnerVest”) commenced the EnerVest, Ltd. Retirement Plan (the “Retirement Plan”). EnerVest owns all of the membership interests in EV Management, LLC (“EV Management”), the general partner of the general partner of EV Energy Partners, L.P. (the “Partnership”). Named executive officers of EV Management are participants under the Retirement Plan, which is intended to be tax-qualified. Benefits payable to participants are determined in accordance with a formula set forth in the Retirement Plan. EnerVest’s contribution schedule will be determined on an annual basis, and will be based on a percentage of each participant’s compensation depending on the category of employee. The benefit shall be payable to a participant as an annuity or single lump sum payment on or after the participant attains age 62.

The information set forth under Item 5.07 regarding the amendment of the Partnership’s Long Term Incentive Plan is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders

On January 20, 2011, EV Energy Partners, L.P. (the “Partnership”) held a Special Meeting of holders of its common units in Houston, Texas. At the Special Meeting, the Partnership’s common unit holders voted on two proposals. Each proposal was approved as follows:

1.
The holders of common units approved an amendment to the Partnership’s Long-Term Incentive Plan to increase the number of common units subject to the plan from 1.5 million to 4.5 million.  The amendment was approved by 7,356,039 units for, 2,384,927 units opposed, and 82,980 units abstained.  In addition, there were 17,447,088 broker non-votes on this matter.

2.
Also, the holders of common units ratified the appointment of Deloitte & Touche LLP as independent registered public accountants of the Partnership for the fiscal year ending December 31, 2010.  The appointment was approved by 27,023,569 units for, 160,467 units opposed, and 86,998 units abstained.  There were no broker non-votes on this matter.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EV Energy Partners, L.P.

Dated: January 21, 2011	By:	/s/ MICHAEL E. MERCER
Michael E. Mercer
Senior Vice President and Chief Financial Officer of EV Management LLC, general partner of EV Energy GP, L.P., general partner of EV Energy Partners, L.P